UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2012

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, PA 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 15, 2012, Tengion, Inc. (the “Company”) received a letter from the Listing Qualifications Department of the NASDAQ Stock Market (the “Staff”) notifying the Company that it did not comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing on the NASDAQ Capital Market as set forth in Listing Rule 5550(b). As of March 31, 2012, the Company’s stockholders’ equity was below the minimum equity requirement, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 10, 2012.

The Company has until June 29, 2012 to submit a plan to regain compliance with this continued listing criterion. The Company intends to timely submit such a plan.  If the Company’s plan is accepted, NASDAQ may grant an extension of up to 180 calendar days from May 15, 2012 for the Company to regain compliance. If NASDAQ does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a NASDAQ Hearings Panel.

As previously disclosed, the Company is currently not in compliance with NADSAQ’s minimum bid price rule, which requires the bid price of the Company’s common stock to be at least $1.00 per share. The Company has until September 28, 2012 to regain compliance with the minimum bid price rule.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1  Press Release, dated May 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: May 18, 2012	By: /s/ A. Brian Davis
Chief Financial Officer and Vice President, Finance

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated May 18, 2012